Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @WMKSpokesman

Weis Markets Announces Robert F. Weis Will Not Seek Re-election to Board of Directors

Sunbury, PA (April 8, 2015) - Weis Markets, Inc. (NYSE:WMK) today announced that Robert F. Weis will not stand for re-election to its Board of Directors at the Company's Annual Meeting of Shareholders, scheduled to be held on April 23, 2015.

Mr. Weis is currently the Chairman of the Board of the Company, and he indicated that his decision not to stand for re-election was motivated by his desire to focus on his health. Mr. Weis has served as an employee, director or officer since 1946 and was appointed Chairman of the Board in April 2002. On account of Mr. Weis' decision, he is no longer a nominee for election to the Board at the Annual Meeting. The Board of Directors has not designated a substitute nominee for Mr. Weis and has reduced the size of the Company's Board from six to five, effective at the Annual Meeting. The Board of Directors will therefore present only five nominees for election to the Company's Board at the Annual Meeting.

The Company also announced that Mr. Weis will be appointed, effective following the upcoming Annual Meeting, to the honorary position of "Chairman Emeritus" in recognition of his many years of service to the Company. He will continue to serve as an adviser to the Company but will no longer participate as an active Board member. Jonathan H. Weis, currently the Vice Chairman of the Board, and the Company's President and Chief Executive Officer, has been elected by the Board as its new Chairman effective at the Annual Meeting, provided that he is elected as a director by the shareholders. Jonathan Weis is the son of Robert Weis.

"We are deeply indebted to Robert for his 69 years of leadership and tireless dedication to our Company," said Harold G. Graber, Jr., a director and Secretary of the Company. "My father's contributions to the growth and development of Weis Markets are far too many to detail," said CEO Jonathan H. Weis, adding that "throughout the years, I have relied on him for valuable advice, and he has always been available to discuss any detail or issue."

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 163 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this press release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.